EXHIBIT 99.1

Lightbridge Secures $4.0 Million Convertible Preferred Stock Investment at $1.50 per Share, Subject to Closing Conditions

RESTON, Va. – January 18, 2018 – Lightbridge Corporation (NASDAQ: LTBR), a nuclear fuel technology development company, today announced that it secured an investment for gross proceeds of approximately $4.0 million from a combination of European family offices, strategic and accredited American and European investors, subject to certain closing conditions. Under the Securities Purchase Agreement (the “Agreement”), the Company will issue 2,666,667 shares of newly created Non-Voting Series B Convertible Preferred Stock (“Preferred Stock”) and associated warrants for $4 million, or $1.50 per share of Preferred Stock and associated warrants. The Preferred Stock is convertible into common stock initially on a one-for-one basis, subject to adjustment in the event of certain stock dividends or distributions or stock splits, and will accrue a 7% annual dividend, payable in-kind. The warrants to purchase 666,664 shares of the Company’s common stock will have an exercise price of $1.875 per share of the underlying common stock and expire six-months following issuance. The Company may, at its option, redeem any unconverted Preferred Stock after August 2, 2019.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “This investment from both strategic and highly sophisticated investors comes at an exciting time in our development and is further validation of the progress we are making. We continue to generate strong support within the industry and look forward to finalizing our joint venture agreement with Framatome, formerly AREVA NP, in the first quarter of 2018. This investment not only enhances our balance sheet, but is expected to help further accelerate the commercial roll-out of our metallic fuel technology.”

The financing is expected to close on or about January 23, 2018, subject to the satisfaction of customary closing conditions. Lightbridge Corporation is being advised by London based investment bank, Innovator Capital Limited.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Lightbridge has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Additional details of the transaction, including the closing conditions, are included in the Company's Form 8-K filed with the Securities and Exchange Commission, and is available at: www.sec.gov.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s competitive position, the timing and impact on the Company’s commercial roll-out of its metallic fuel technology, the Company’s anticipated financial resources and position and the expected timing and closing of the financing, the expected timing and execution of a joint venture agreement, the impact of the investment, and the participation of the placement agent in connection with the financing. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the market competition; the Company’s ability to manage its business effectively in a rapidly evolving market; the satisfaction of the closing conditions to the Agreement; the ability to negotiate and enter into a joint venture agreement on favorable terms to the Company; as well as other factors described in Lightbridge’s filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

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Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

ltbr@crescendo-ir.com

Innovator Capital Contact:

Mungo Park, Executive Chairman

Tel: +44 20 7297 6840

mungo.park@innovator-capital.com

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